Contact:  Anthony P. Costa                                FOR IMMEDIATE RELEASE
          Chairman and Chief Executive Officer               Press Release dated
          (866) 646-0003                                        October 15, 2008


                               ES Bancshares, Inc.
                     Announces Exercise of 102,038 Warrants

     Newburgh, New York- (October 15, 2008) ES Bancshares, Inc. (the "Company") (OTCBB: ESBS) announced today that during the quarter ended September 30, 2008, there were 102,038 warrants exercised at an exercise price of $6.75, which raised $688,757 in gross proceeds for the Company. The total number of warrants exercised was comprised of 29,890 Common Stock Purchase Warrants and 72,148 Organizer Warrants.

     Effective June 30, 2008, the Company reduced the exercise price of its Organizer Warrants and Common Stock Purchase Warrants (OTCBB: ESBSW) from $10.00 to $6.75. The reduced exercise price for the Organizer Warrants is applicable only for a period ending on October 31, 2008, after which the exercise price will revert back to $10.00 per share. There were 10,000 Organizer Warrants, which expire on June 28, 2009, that were granted to each of the Company's 19 organizers in connection with the opening of Empire State Bank.

     The Company's Common Stock Warrants were originally issued in connection with its initial public offering on April 28, 2004. Each purchaser in the offering was provided with a Common Stock Warrant to purchase one share for every five shares purchased. The Common Stock Purchase Warrants expire on October 31, 2008.

     Anthony P. Costa, Chairman and Chief Executive Officer stated "We are pleased by the interim results of the Company's modified and extended warrants program, especially during the tumultuous economic times that all financial institutions currently operate. It is indicative of the confidence that shareholders and organizers have in the Company's ability to continue to grow the Bank and increase shareholder value in the future."

     The Company has engaged American Stock Transfer and Trust Company as its Exchange Agent to facilitate the exercise of its Organizer Warrants and its Common Stock Purchase Warrants.

     The Company is the holding company for Empire State Bank, N.A., a full-service, community-oriented commercial bank providing financial services to individuals, families and businesses in and around the Town of Newburgh, the Village of New Paltz and the borough of Staten Island.

     This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause ES Bancshares, Inc.'s actual results to differ from those expected at the time of this release including changes in the market price of our common stock and in stock prices generally, competition, changes in general and local economic conditions, changes in interest rates, our ability to successfully carry out our plan and regulatory concerns. Investors are urged to carefully review and consider the various disclosures in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on ES Bancshares, Inc.'s web site at http://www.esbna.com.